Exhibit 99.1

Privia Health Reports Fourth Quarter 2022 Financial Results

–FY 2022 Financial Results At or Above High End of Guidance with Practice Collections Growth of 49.1% compared to FY 2021
–New Market Entries announced in Connecticut, Delaware, North Carolina and Ohio
–Launches Three New ACOs; Five ACOs now participating in MSSP Enhanced Track
–2023 Capitated Lives Increase 38%+ to 40,600 Patients

ARLINGTON, VA – February 28, 2023 – Privia Health Group, Inc. (Nasdaq: PRVA) today announced financial and operating results for the fourth quarter and full year ended December 31, 2022.
Fourth Quarter
Total revenue for the fourth quarter of 2022 was $364.4 million, compared to total revenue of $275.3 million for the prior year fourth quarter (+32.4%). Operating income for the fourth quarter of 2022 was $2.2 million, compared to operating loss of $19.3 million for the prior year fourth quarter. Net income for the fourth quarter of 2022 was $17.8 million, or income of $0.14 per diluted share, compared to net loss of $(12.0) million, or $(0.11) per share, for the fourth quarter of 2021. Net income for the fourth quarter of 2022 included $9.2 million in non-cash stock compensation expense and $1.7 million in in legal and other expenses.
Non-GAAP adjusted net income was $16.1 million, or $0.13 per diluted share, for the fourth quarter of 2022, compared to $7.0 million, or $0.06 per diluted share, for the prior year fourth quarter (+130.0%).
Reconciliations of adjusted net income and other non-GAAP financial measures are presented in tables near the end of this press release.
Key operating and non-GAAP financial metrics include:
•Practice Collections for the fourth quarter of 2022 were $634.8 million, compared to $513.2 million for the same period in 2021 (+23.7%).
•Care Margin for the fourth quarter of 2022 was $80.1 million, compared to $68.6 million for the same period in 2021 (+16.7%).
•Platform Contribution for the fourth quarter of 2022 was $39.1 million, compared to $27.8 million for the same period in 2021 (+40.7%).
•Adjusted EBITDA for the fourth quarter of 2022 was $14.3 million, compared to $7.5 million for the same period in 2021 (+89.5%).
•Implemented Providers for the fourth quarter of 2022 were 3,606, compared to 3,317 at the end of the fourth quarter of 2021 (+8.7%).
•Value-Based Care Attributed Lives for the fourth quarter of 2022 were 856,000, compared to 786,000 at the end of the fourth quarter of 2021 (+8.9%).
“Privia Health delivered exceptional operating execution throughout 2022, culminating in excellent fourth quarter and full-year financial performance, with practice collections, care margin and adjusted EBITDA at or above the high end of our most recent financial guidance,” said Shawn Morris, Chief Executive Officer, Privia Health. “Our highly-aligned provider partnership model and recent successes have created opportunities to enter new markets, grow within our existing practice partners and expand our number of new provider partners in existing geographies.

“Our long-term vision is to build one of the largest ambulatory care delivery care networks in the nation, and we are very excited about our entrance into four new states with leading provider partners in each of these geographies. In combination with growth in implemented providers and attributed lives across a number of value-based reimbursement programs, we expect this market expansion will drive continued top-line growth and increasing profitability in 2023 as we invest in our operations, talent and technology capabilities to support our long-term growth objectives,” Morris added.
Full Year
Total revenue for the full year ended December 31, 2022 was $1.36 billion, compared to total revenue of $966.2 million for the same period in the prior year (+40.4%). Operating loss for full-year 2022 was $(19.1) million, compared to operating loss of $(217.4) million for the same period in the prior year. Net loss for full-year 2022 was $(8.6) million, or a loss of $(0.08) per share, compared to net loss of $(188.2) million, or $(1.83) per share, for the same period in 2021. Net loss for full-year 2022 included $67.4 million in non-cash stock compensation expense and $8.0 million in legal, non-recurring, and other expenses.
Non-GAAP adjusted net income was $63.7 million or $0.52 per diluted share, compared to $41.6 million, or $0.36 per diluted share, for the same period in the prior year (+53.1%).
Key operating and non-GAAP financial metrics include:
•Practice Collections for full-year 2022 were $2.42 billion, compared to $1.63 billion for the same period in the prior year (+49.1%).
•Care Margin was $305.6 million, compared to $238.4 million for full-year 2021 (+28.2%).
•Platform Contribution for full-year 2022 was $148.5 million, compared to $107.6 million for the same period in the prior year (+38.1%).
•Adjusted EBITDA was $60.9 million, compared to $41.4 million for full-year 2021 (+47.1%).
Capital Resources and Cash Flow
The Company's balance sheet at December 31, 2022 included $348.0 million of cash and cash equivalents and no outstanding bank debt, compared to cash and cash equivalents of $320.6 million and outstanding bank debt of $33.3 million at December 31, 2021.
Net cash provided by operating activities for the year ended December 31, 2022 was $47.2 million compared to $55.1 million in the prior year (-14.3%). Capital expenditures were $0.1 million for the year ended December 31, 2022, compared to $0.5 million in the prior year.
New Market Entries / Health System Partnerships
On February 17, 2023, Privia Health announced a partnership with Community Medical Group to launch Privia Quality Network Connecticut (PQN CT) as the largest Clinically Integrated Network (CIN) in Connecticut. The CIN comprises approximately 1,100 multi-specialty providers, including 430+ primary care providers, caring for patients in 450+ practice locations. PQN CT contracts with Commercial and Medicare payers covering approximately 180,000 patient lives attributed to value-based care arrangements. PQN CT’s attribution includes approximately 29,000 Medicare beneficiaries, of which 10,000+ are participating in the Medicare Shared Savings Program (MSSP).
On January 17, 2023, the Company announced a partnership with Beebe Healthcare, a not-for-profit community healthcare system located in Sussex County, Delaware, to launch an Accountable Care Organization (ACO), Privia Quality Network - Delaware, representing Privia Health’s ninth ACO.

On November 3, 2022, Privia Health announced a joint venture and strategic partnership with Novant Health Enterprises, a division of Novant Health, to launch Privia Medical Group – North Carolina for community providers throughout the state of North Carolina.
On September 7, 2022, Privia Health and OhioHealth announced a memorandum of understanding to form a strategic partnership and launch a medical group for community providers throughout the state of Ohio. The partnership is subject to the negotiation and execution of definitive agreements by both parties.
These partnerships demonstrate Privia Health’s ability to replicate its operating model with uniquely different provider partners in geographies nationwide. New providers joining the Privia Platform will have access to a breadth of interoperable solutions and population health expertise to reduce administrative burden, enable care insights and promote collaboration.
New and Existing ACO Participation in MSSP
Privia Health launched three new ACOs in 2023, expanding the Privia-owned ACOs to ten, with each participating in the MSSP and primarily serving beneficiaries in the District of Columbia and eleven states, including California, Connecticut, Delaware, Florida, Georgia, Maryland, Montana, North Carolina, Tennessee, Texas, and Virginia.
Effective February 17, 2023, Privia ACOs now include approximately 2,700 providers caring for about 198,000 Medicare beneficiaries participating in the MSSP. Five of the ten ACOs are now participating in the MSSP Enhanced Track with potential upside and downside financial risk, up from four ACOs in 2022.
New Capitated Agreements
Effective, January 1, 2023, the Company’s capitated payer arrangements now include approximately 40,600 Medicare Advantage beneficiaries, an increase of 38.1% from year-end 2022.
Financial and Business Outlook a b c d
Privia Health’s full-year 2023 guidance, as outlined below, reflects management’s expected contribution from: existing market growth, recent entries into Connecticut, Delaware, North Carolina and Ohio; new and existing capitated agreements and related attributed lives; estimated new market entry and development costs; and other operational, technology and workforce investments to support current and future growth.

	FY 2022	FY 2023 Guidance [a]		Y - Y % Change from FY 2022
($ in millions)	Actual	Low	High	Low	High
Implemented Providers	3,606	4,050	4,150	12.3%	15.1%
Attributed Lives	856,000	1,050,000	1,150,000	22.7%	34.3%
Practice Collections	$2,424.1	$2,700	$2,850	11.4%	17.6%
GAAP Revenue	$1,356.7	$1,550	$1,650	14.3%	21.6%
Care Margin	$305.6	$350	$365	14.5%	19.4%
Platform Contribution	$148.5	$160	$168	7.7%	13.1%
Adjusted EBITDA [c]	$60.9	$70	$74	15.0%	21.6%

•Capital expenditures are expected to be less than $1 million in full-year 2023
•Adjusted EBITDA guidance includes approximately $8-10 million in start-up costs for new geographies and ACOs

•Approximately 80-90% of Adjusted EBITDA expected to convert to free cash flow (defined as net cash provided by operating activities less capital expenditures) in FY 2023
a.Management has not reconciled forward-looking non-GAAP measures to their most directly comparable GAAP measures of operating income, net income, and net cash provided by operating activities. This is because the Company cannot predict with reasonable certainty and without unreasonable efforts the ultimate outcome of certain GAAP components of such reconciliations due to market-related assumptions that are not within our control as well as certain legal or advisory costs, tax costs or other costs that may arise. For these reasons, management is unable to assess the probable significance of the unavailable information, which could materially impact the amount of the future directly comparable GAAP measures.
b.See “Key Metrics and Non-GAAP Financial Measures” for more information as to how the Company defines and calculates Implemented Providers, Attributed Lives, Practice Collections, Care Margin, Platform Contribution, and Adjusted EBITDA, and for a reconciliation of the most comparable GAAP measures to Care Margin, Platform Contribution, Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income Per Share.
Certain non-recurring or non-cash and other expenses will be treated as an add back in the reconciliation of Net Income to Adjusted EBITDA, and the reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income Per Share, the details of which can be found in the Reconciliation schedules near the end of this and in future quarterly financial press releases.
c.Any slight variations in totals due to rounding.
Webcast and Conference Call Information
The Company will host a conference call on February 28, 2023, at 8:30 am ET / 7:30 am CT, to discuss these results and management’s outlook for future financial and operational performance. You can visit ir.priviahealth.com/news-and-events/events-and-presentations to listen to the call via live webcast. The webcast will be archived and available for replay for on-demand listening shortly after the completion of the call under the same link. If you wish to participate in the live conference call, then please go to https://register.vevent.com/register/BI06a45e346c2446a581cb1cc8a48db2f4 to pre-register and obtain your dial-in number and passcode.
This news release and the financial statements contained herein, and the slide presentation for the webcast, are also available on the Privia Health Investor Relations website at ir.priviahealth.com.
About Privia Health
Privia Health™ is a technology-driven, national physician enablement company that collaborates with medical groups, health plans, and health systems to optimize physician practices, improve patient experiences, and reward doctors for delivering high-value care in both in-person and virtual settings. Our platform is led by top industry talent and exceptional physician leadership, and consists of scalable operations and end-to-end, cloud-based technology that reduces unnecessary healthcare costs, achieves better outcomes, and improves the health of patients and the well-being of providers. For more information, visit priviahealth.com.
Non-GAAP Financial Measures
The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States ("GAAP"). From time to time, in press releases, financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures. The non-GAAP financial measures presented in this press release should not be viewed as alternatives or substitutes for the Company's reported GAAP results. A reconciliation to the most directly comparable GAAP financial measure is set forth in the tables that accompany this release.
The Company believes that the non-GAAP financial measures presented in this press release are relevant and provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because the measures allow them to understand and compare the Company's actual and expected operating results during the prior, current and future periods in a more consistent manner. The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to financial measures calculated in accordance with GAAP.
In the third quarter of 2022, we changed the definition of Adjusted EBITDA to exclude employer taxes on equity vesting/exercise. In prior periods, this amount was considered de minimis and the Adjusted EBITDA amounts were not adjusted. Employer payroll tax expense related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which varies in amount from period to period and is dependent on market forces that are often beyond our control. As a result, management excludes this item from our internal operating forecasts and models. Management believes that non-GAAP measures adjusted for employer payroll taxes on employee stock transactions provide investors with a basis to measure our core performance against the performance of other companies without the variability created by employer payroll taxes on employee stock transactions as a result of the stock price at the time of employee exercise. The presentation of Adjusted EBITDA and Adjusted Net Income for the three and twelve months ended December 31, 2021 have been recast to conform to the current presentation.
Safe Harbor Statement
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Form 10-K is filed with the Securities and Exchange Commission (“SEC”). This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward-looking statements can be identified by words such as “aims,” “anticipates,” "assumes," “believes,” “estimates,” “expects,” “forecasts,” “future,” “intends,” “likely,” “may,” “outlook,” “plans,” “potential,” “projects,” “seeks,” “strategy,” “targets,” “trends,” “will,” “would,” “could,” “should,” and variations of such terms and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to, among other things, our future actions, business plans, objectives and prospects; expectations for new health system and other partnerships, including to enter Ohio; and our future operating or financial performance and projections, including our full year guidance for 2023. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements.
Factors related to these risks and uncertainties include, but are not limited to: compliance with applicable healthcare laws and government regulations in the heavily regulated industry in which the Company operates; the Company’s dependence on relationships with its medical groups, some of which the Company does not own; the Company’s growth strategy, which may not prove viable and the Company may not realize expected results; the Company’s inability to enter into a definitive agreement for its partnership in Ohio; difficulties implementing the Company’s proprietary end-to-end, cloud-based technology solution for Privia physicians and new medical groups; the high level of competition in the Company’s industry and the Company’s failure to compete and innovate; challenges in successfully establishing a presence in new geographic markets; the Company’s reliance on its electronic medical record vendor, which the Privia Technology Solution is integrated and built upon; changes in the payer mix of patients and potential decreases in the Company’s reimbursement rates as a result of consolidation among commercial payers; the Company’s use, disclosure, and other processing of personally identifiable information, including health information, is subject to the Health Insurance Portability and Accountability Act of 1996 and other federal and state privacy and security regulations; and those factors referenced in Part II, Item 1A, other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s subsequent Quarterly Reports on Form 10-Q. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contact:
Robert Borchert
SVP, Investor & Corporate Communications
IR@priviahealth.com
817.783.4841

Privia Health Group, Inc.
Condensed Consolidated Statements of Operations (a)
(in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)
Revenue	$364,424	$275,333	$1,356,660	$966,220

Operating expenses:
Provider expense	284,368	206,722	1,051,040	727,827
Cost of platform	43,343	43,724	170,838	174,731
Sales and marketing	5,173	3,800	19,741	22,750
General and administrative	28,156	39,321	129,592	255,884
Depreciation and amortization	1,135	1,113	4,571	2,464
Total operating expenses	362,175	294,680	1,375,782	1,183,656
Operating income (loss)	2,249	(19,347)	(19,122)	(217,436)
Interest (income) expense, net	(1,152)	185	(542)	1,070
Income (loss) before benefit from income taxes	3,401	(19,532)	(18,580)	(218,506)
Benefit from income taxes	(13,447)	(7,643)	(6,516)	(27,857)
Net income (loss)	16,848	(11,889)	(12,064)	(190,649)
Less: (loss) income attributable to non-controlling interests	(928)	90	(3,479)	(2,419)
Net income (loss) attributable to Privia Health Group, Inc.	$17,776	$(11,979)	$(8,585)	$(188,230)
Net income (loss) per share attributable to Privia Health Group, Inc. stockholders – basic	$0.16	$(0.11)	$(0.08)	$(1.83)
Net income (loss) per share attributable to Privia Health Group, Inc. stockholders – diluted	$0.14	$(0.11)	$(0.08)	$(1.83)
Weighted average common shares outstanding – basic	114,364,180	107,034,298	110,695,266	102,952,370
Weighted average common shares outstanding – diluted	124,142,657	107,034,298	110,695,266	102,952,370
(a) Any slight variations in totals due to rounding.

Privia Health Group, Inc.
Condensed Consolidated Balance Sheets (a)
(in thousands)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$347,992	$320,577
Accounts receivable	189,604	117,402
Prepaid expenses and other current assets	14,366	8,697
Total current assets	551,962	446,676
Non-current assets:
Property and equipment, net	3,386	4,502
Right-of-use asset	8,089	9,634
Intangible assets, net	57,387	59,738
Goodwill	126,938	127,938
Deferred tax asset	40,368	33,364
Other non-current assets	4,683	4,521
Total non-current assets	240,851	239,697
Total assets	$792,813	$686,373

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$52,837	$45,985
Provider liability	208,424	140,708
Current portion of note payable	—	875
Operating lease liabilities, current	3,013	2,893
Total current liabilities	264,274	190,461
Non-current liabilities:
Note payable, net of current portion	—	31,688
Operating lease liabilities, non-current	8,490	11,043
Other non-current liabilities	1,000	3,000
Total non-current liabilities	9,490	45,731
Total liabilities	273,764	236,192
Commitments and contingencies
Stockholders’ equity:
Common stock	1,148	1,078
Additional paid-in capital	714,639	633,902
Accumulated deficit	(216,693)	(208,108)
Total Privia Health Group, Inc. stockholders’ equity	499,094	426,872
Non-controlling interest	19,955	23,309
Total stockholders’ equity	519,049	450,181
Total liabilities and stockholders’ equity	$792,813	$686,373
(a) Any slight variations in totals are due to rounding.

Privia Health Group, Inc.
Consolidated Statement of Cash Flows (a)
(in thousands)

	For the Years Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(12,064)	$(190,649)
Adjustments to reconcile loss to net cash provided by operating activities:
Depreciation	1,220	1,152
Amortization of intangibles	3,351	1,312
Amortization of debt issuance costs	687	157
Stock-based compensation	67,359	253,531
Deferred tax benefit	(7,004)	(28,411)
Changes in asset and liabilities:
Accounts receivable	(72,202)	(14,642)
Prepaid expenses and other current assets	(5,669)	(1,269)
Other non-current assets and right-of-use asset	1,383	(9,680)
Accounts payable and accrued expenses	6,852	1,262
Provider liability	67,716	33,897
Operating lease liabilities	(2,433)	13,936
Other long-term liabilities	(2,000)	(5,538)
Net cash provided by operating activities	47,196	55,058
Cash flows from investing activities
Purchases of property and equipment	(104)	(547)
Business acquisitions, net of cash acquired	—	(32,228)
Net cash used in investing activities	(104)	(32,775)
Cash flows from financing activities
Proceeds from initial public offering	—	223,685
Payments of underwriting fees, net of discounts and offering costs	—	(12,691)
Proceeds from non-controlling interest	125	—
Repayment of note payable	(33,250)	(875)
Proceeds from exercised stock options	13,448	3,829
Debt issuance costs	—	(287)
Net cash (used in) provided by financing activities	(19,677)	213,661
Net increase in cash and cash equivalents	27,415	235,944
Cash and cash equivalents at beginning of period	320,577	84,633
Cash and cash equivalents at end of period	$347,992	$320,577

Supplemental disclosure of cash flow information:
Interest paid	$713	$888
Income taxes paid	$307	$504
(a) Any slight variations in totals are due to rounding.

Additional Financial Information
Revenues disaggregated by source:

	For the Three Months Ended December 31,		For the Years Ended December 31,
(Dollars in Thousands)	2022	2021	2022	2021
FFS-patient care	$231,624	$221,874	$869,165	$772,482
FFS-administrative services	23,018	21,643	94,929	68,805
Capitated revenue	57,687	—	218,463	—
Shared savings	42,319	20,971	132,615	83,016
Care management fees (PMPM)	8,023	9,183	35,541	36,503
Other revenue	1,754	1,662	5,947	5,414
Total Revenue	$364,425	$275,333	$1,356,660	$966,220

The Company’s liabilities for unpaid medical claims under at-risk capitation arrangements:

(Dollars in Thousands)
Balance at December 31, 2021	$—
Incurred health care costs:
Current year	218,199
Prior years	—
Total claim incurred	218,199
Claims paid:
Current year	(189,582)
Prior year	—
Total claims paid	(189,582)
Adjustments to other claims-related liabilities	—
Balance at December 31, 2022	$28,617

Key Metrics and Non-GAAP Financial Measures

Privia Health reviews a number of operating and financial metrics, including the following key metrics and non-GAAP financial measures, to evaluate the Company’s business, measure performance, identify trends affecting the Company’s business, formulate business plans, and make strategic decisions.

Key Metrics(a)

	For the Three Months Ended December 31,		For the Years Ended December 31,
(unaudited; $ in millions)	2022	2021	2022	2021

Implemented Providers(1)	3,606	3,317	3,606	3,317
Attributed Lives(2)	856,000	786,000	856,000	786,000
Practice Collections(3)	$634.8	$513.2	$2,424.1	$1,626.1

(1) Implemented Providers is defined as the total of all service professionals on Privia Health’s platform at the end of a given period who are credentialed by Privia Health and billed for medical services, in both Owned and Non-Owned Medical Groups during that period.

(2) Attributed Lives are defined as any patient that a payer deems attributed to Privia Health, in both Owned and Non-Owned Medical Groups, to deliver care as part of a Value Based Care arrangement. Attributed lives include patients who have selected one of Privia Health’s owned or Non-Owned Medical Groups as their provider of primary are services as of the end of a particular period.

(3) Practice Collections are defined as the total collections from all practices in all markets and all sources of reimbursement that the Company receives for delivering care and providing Privia Health’s platform and associated services. Practice Collections differ from revenue by including collections from Non-Owned Medical Groups.

(a) Any slight variations in totals are due to rounding.

Non-GAAP Financial Measures (4)(a)

	For the Three Months Ended December 31,		For the Years Ended December 31,
(unaudited; $ in thousands)	2022	2021	2022	2021

Care Margin	$80,056	$68,611	$305,620	$238,393
Platform Contribution	39,089	27,788	148,540	107,550
Platform Contribution Margin	48.8%	40.5%	48.6%	45.1%
Adjusted EBITDA	14,265	7,528	60,852	41,377
Adjusted EBITDA Margin	17.8%	11.0%	19.9%	17.4%

(4) In addition to results reported in accordance with GAAP, Privia Health discloses Care Margin, Platform Contribution, Platform Contribution margin, Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. Each are defined as follows:
•Care Margin is total revenue less the sum of provider expense.
•Platform Contribution is total revenue less the sum of provider expense and cost of platform excluding stock-based compensation expense included in the cost of platform.
•Platform Contribution margin is platform contribution divided by care margin.
•Adjusted EBITDA is net income (loss) attributable to Privia Health Group, Inc. shareholders and subsidiaries excluding non-controlling interests, benefit from income taxes, interest income, interest expense, depreciation and amortization, stock-based compensation, employer taxes on equity vesting/exercises, severance charges and other nonrecurring expenses.
•Adjusted EBITDA margin is Adjusted EBITDA divided by Care Margin.

(a) Any slight variations in totals are due to rounding.

Reconciliation of Operating Income (Loss) to Care Margin(a)

	For the Three Months Ended December 31,		For the Years Ended December 31,
(unaudited; $ in thousands)	2022	2021	2022	2021
Operating income (loss)	$2,249	$(19,347)	$(19,122)	$(217,436)
Depreciation and amortization	1,135	1,113	4,571	2,464
General and administrative	28,156	39,321	129,592	255,884
Sales and marketing	5,173	3,800	19,741	22,750
Cost of platform	43,343	43,724	170,838	174,731
Care margin	$80,056	$68,611	$305,620	$238,393
(a) Any slight variations in totals are due to rounding.
Reconciliation of Operating Income (Loss) to Platform Contribution(a)

	For the Three Months Ended December 31,		For the Years Ended December 31,
(unaudited; $ in thousands)	2022	2021	2022	2021
Operating income (loss)	$2,249	$(19,347)	$(19,122)	$(217,436)
Depreciation and amortization	1,135	1,113	4,571	2,464
General and administrative	28,156	39,321	129,592	255,884
Sales and marketing	5,173	3,800	19,741	22,750
Stock-based compensation(5)	2,376	2,901	13,758	43,888
Platform contribution	$39,089	$27,788	$148,540	$107,550
(a) Any slight variations in totals are due to rounding.
(5) Amount represents stock-based compensation expense included under Cost of Platform.

Reconciliation of Net Income (Loss) to Adjusted EBITDA(a)

	For the Three Months Ended December 31,		For the Years Ended December 31,
(unaudited; $ in thousands)	2022	2021	2022	2021
Net income (loss)	$17,776	$(11,979)	$(8,585)	$(188,230)
Net (loss) income attributable to non-controlling interests	(928)	90	(3,479)	(2,419)
Benefit from income taxes	(13,447)	(7,643)	(6,516)	(27,857)
Interest (income) expense	(1,152)	185	(542)	1,070
Depreciation and amortization	1,135	1,113	4,571	2,464
Stock-based compensation	9,175	25,071	67,359	253,531
Other expenses(6)	1,706	691	8,044	2,818
Adjusted EBITDA	$14,265	$7,528	$60,852	$41,377

(a) Any slight variations in totals are due to rounding.
(6) Other expenses include employer taxes on equity vesting/exercises, legal, severance and certain non-recurring costs. Employer taxes on equity vesting/exercises of $0.4 million and $3.2 million were recorded for the three and twelve months ended December 31, 2022, respectively.

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Net Income Per Share(a)

	For the Three Months Ended December 31,		For the Years Ended December 31,
(unaudited; $ in thousands)	2022	2021	2022	2021
Net income (loss)	$17,776	$(11,979)	$(8,585)	$(188,230)
Stock-based compensation	9,175	25,071	67,359	253,531
Intangible amortization expense	842	830	3,351	1,312
Benefit from income tax	(13,447)	(7,643)	(6,516)	(27,857)
Other expenses(6)	1,706	691	8,044	2,818
Adjusted net income attributable to Privia Health Group, Inc.	$16,052	$6,970	$63,653	$41,574
Adjusted net income per share attributable to Privia Health Group, Inc. stockholders – basic	$0.14	$0.07	$0.58	$0.40
Adjusted net income per share attributable to Privia Health Group, Inc. stockholders – diluted	$0.13	$0.06	$0.52	$0.36
Weighted average common shares outstanding – basic	114,364,180	107,034,298	110,695,266	102,952,370
Weighted average common shares outstanding – diluted	124,142,657	120,690,458	122,952,853	114,830,915
(a) Any slight variations in totals due to rounding.
(6) Other expenses include employer taxes on equity vesting/exercises, legal, severance and certain non-recurring costs. Employer taxes on equity vesting/exercises of $0.4 million and $3.2 million were recorded for the three and twelve months ended December 31, 2022, respectively.